Exhibit 99.1

American Software Reports Preliminary Third Quarter of Fiscal Year 2020 Results

Subscription Fees Increased 57%, Cloud Services Annual Contract Value Increased 58% and License Fees Increased 115% for the Quarter

ATLANTA--(BUSINESS WIRE)--February 20, 2020--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the third quarter of fiscal year 2020.

Key Third quarter financial highlights:

  Subscription fees were $5.8 million for the quarter ended January 31, 2020, a 57% increase compared to $3.7 million for the same period last year.
  Software license fee revenues were $3.7 million, a 115% increase compared to $1.7 million for the same period last year.
  Cloud Services Annual Contract Value (ACV) increased approximately 58% to $25.5 million as of the quarter ended January 31, 2020 compared to $16.1 million as of the same period of the prior year.
  Total revenues for the quarter ended January 31, 2020 were $30.6 million, an increase of 13% over the comparable period last year.
  Recurring revenue streams for Maintenance and Cloud Services were 54% of total revenues in the quarter ended January 31, 2020 compared to 56% in the same period of the prior year.
  Maintenance revenues for the quarter ended January 31, 2020 decreased 5% to $10.8 million compared to $11.4 million for the same period last year.
  Professional services and other revenues for the quarter ended January 31, 2020 increased 1% to $10.3 million compared to $10.2 million for the same period last year.
  Operating earnings for the quarter ended January 31, 2020 increased 32% to $2.8 million compared to $2.1 million for the same period last year.
  GAAP net earnings for the quarter ended January 31, 2020 increased 43% to $3.3 million or $0.10 per fully diluted share compared to $2.3 million or $0.07 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended January 31, 2020, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles, were $4.0 million or $0.12 per fully diluted share compared to $3.2 million or $0.10 per fully diluted share for the same period last year.
  EBITDA increased by 15% to $4.7 million for the quarter ended January 31, 2020 compared to $4.1 million for the same period last year.
  Adjusted EBITDA increased by 16% to $5.3 million for the quarter ended January 31, 2020 compared to $4.6 million for the same period last year. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

Key fiscal 2020 year to date financial highlights:

  Subscription fees were $15.8 million for the nine months ended January 31, 2020, a 54% increase compared to $10.2 million for the same period last year.
  Software license revenues were $6.5 million, a 20% increase compared to $5.4 million for the same period last year.
  Total revenues for the nine months ended January 31, 2020 increased 5% to $86.2 million compared to $82.4 million for the same period last year.
  Recurring revenue streams of Maintenance and Cloud Services were 56% of total revenues for the nine-month period ended January 31, 2020 compared to 54% in the same period of the prior year.
  Maintenance revenues for the nine months ended January 31, 2020 were $32.7 million, a 6% decrease compared to $34.6 million for the same period last year.
  Professional services and other revenues for the nine months ended January 31, 2020 decreased 3% to $31.3 million compared to $32.2 million for the same period last year.
  Operating earnings for the nine months ended January 31, 2020 increased 5% to approximately $4.5 million compared to $4.3 million for the same period last year.
  GAAP net earnings were approximately $6.2 million or $0.19 per fully diluted share for the nine months ended January 31, 2020, a 26% increase compared to $4.9 million or $0.16 per fully diluted share for the same period last year.
  Adjusted net earnings for the nine months ended January 31, 2020, which exclude stock-based compensation expense and amortization of acquisition-related intangibles, increased 11% to $8.6 million or $0.27 per fully diluted share, compared to $7.8 million or $0.25 per fully diluted share for the same period last year.
  EBITDA increased by 8% to $10.8 million for the nine months ended January 31, 2020 compared to $9.9 million for the same period last year.
  Adjusted EBITDA increased 9% to $12.3 million for the nine months ended January 31, 2020 compared to $11.2 million for the same period last year. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation.

The overall financial condition of the Company remains strong, with cash and investments of approximately $96.3 million, an increase of over $12 million when compared to January 31, 2019, and no debt as of January 31, 2020. During the third quarter of fiscal 2020, the Company paid shareholder dividends of approximately $3.5 million.

“Overall, we had a very good third quarter and are pleased with our performance year to date. During the third quarter, we saw a marked improvement in our close rate driving a 57% growth in Subscription Fees and 58% growth in Cloud Services ACV. These key performance indicators continue to underscore our successful transition to a cloud-first company,” said Allan Dow, president of American Software. “During the quarter, we also closed a few sizable perpetual license fee transactions with customers who had a preference for capital investments over subscription-based operating expenses. In total, we welcomed 11 new customers and completed subscription or license fee transactions in 11 countries.”

“Our recurring revenue streams of Maintenance and Subscription Cloud Services represented 54% and 56% of third quarter and year to date total revenues, respectively. We expect the percentage of recurring revenue to continue trending higher in the future, giving our business and shareholders increased visibility with respect to future revenue performance,” continued Dow.

“Our cloud-based platform provides customers with the increased visibility and accuracy necessary to automate critical planning functions, gain new insights and make better and faster decisions across operational, tactical and strategic horizons,” stated Dow. “We believe customers that take advantage of our advancements in artificial intelligence (AI), machine learning (ML) and advanced supply chain analytics to improve their operating performance from product concept to customer availability will be better positioned to overcome the growing supply chain talent shortage that may impact their profitable growth and ability to respond to rapidly changing market conditions or unanticipated supply chain disruptions.”

Additional highlights for the third quarter of fiscal 2020 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the third quarter include: Americo Group, Berlin Packaging, Cargill, Central Garden & Pet Company, Clarios, Hunkemöller International, Hybrid Promotions, Intertape Polymer, Johnson Brothers Liquor, Marlow Foods, Mayoreo Ferreteria y Acabados S.A., Open Systems, Pattonair, Rodan & Fields, Taylor Farms, Tencate Geosynthetics, TechStyle Fashion Group, and Weissman’s Theatrical Supplies.
  During the quarter, SaaS subscription and/or software license agreements were signed with customers located in the following 11 countries: Australia, Canada, Costa Rica, France, Mexico, Netherlands, New Zealand, Spain, Tunisia, United Kingdom, and United States.
  Logility, Inc., a wholly owned subsidiary of the Company, announced Hunkemöller International, a ladies lingerie and clothing manufacturer with more than 7,000 employees and 900 stores across 20 geographies, is able to optimize inventory performance, automate allocation and replenishment planning processes, and free up time for the planning team to focus on value-adding analysis and higher impact decision-making opportunities with the Logility Digital Planning Platform.
  New Generation Computing, Inc. (NGC), a wholly owned subsidiary of the Company, announced that Jerry Leigh of California, Inc., a global clothing manufacturer and brand management company, will leverage our cloud platform to streamline product development and accelerate lead times.
  During the quarter, NGC announced that renowned fashion designer Nicole Miller is upgrading to our cloud based PLM solution to support business initiatives to streamline product development workflow and gain better visibility across the Nicole Miller supply chain as the company expands the brand into new markets and more categories.
  Logility hosted a webcast on the hot topic of Supply Chain Talent in the Digital Age, featuring Karen Smith of Kontoor Brands, a Logility customer, Scott W. Luton, Supply Chain Now Radio, Sean Willems, University of Tennessee, and Karin Bursa, Logility. The live event on December 4th explored how organizations can attract and retain skilled supply chain talent and the programs to help drive professional growth and supply chain performance in the digital age.

Company and Technology

  At NRF 2020: Retail’s Big Show, Logility highlighted the company’s leadership in the always-on retail revolution. By harnessing traditionally disparate data sources and real-time market signals to remove risk and deliver a synchronized plan from product concept to customer availability, the Logility Digital Planning Platform helps retailers automate routine processes and augment valuable talent resources by transforming retail planning and execution.
  Also at NRF 2020: Retail’s Big Show, Logility announced the availability of enhanced new product introduction capabilities to help retailers and brand owners harness insights to accelerate decision making and strategically plan, design, source, allocate and replenish merchandise to improve the likelihood of full-price sell-through.
  Logility and NGC were both honored by industry publication RIS News in the annual 2020 RIS Software LeaderBoard. Logility received nine #1 rankings and NGC received seven #1 rankings. In its 19th year, the RIS Software LeaderBoard identifies vendors who offer powerful, flexible and reliable enterprise solutions to retailers and receive high customer satisfaction rankings through an end-user survey.
  During the quarter, Logility announced industry publication Food Logistics named the company to the 2019 FL100+ Top Software and Technology Provider list. This marks the 16th consecutive year Logility has received this recognition for the ability to boost food and beverage industry supply chain performance.
  Logility announced its continued support of The Empty Stocking Fund, an organization that helps bring holiday cheer to more than 40,000 children living in poverty across nine Atlanta area counties. Continuing its annual sponsor-a-child tradition with employee and company contributions, Logility was able to fill the stockings of 1,700 children during the 2019 holiday season. Logility employees also volunteered at Santa’s Village to personally help select the perfect gifts for children.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), delivers innovative AI-powered supply chain management and advanced retail planning platforms. Logility, Inc., a wholly-owned subsidiary of American Software, is accelerating digital supply chain optimization and advanced retail planning from product concept to customer availability and companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products, Red Wing Shoe Company and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use Software-as-a-Service (SaaS) supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. New Generation Computing, Inc., a wholly-owned subsidiary of American Software, powers the digital supply chain to enable brand owners and retailers to maximize revenue and profit by accelerating lead times, streamlining product development, and optimizing sourcing and distribution. NGC customers include Brooks Brothers, Carter’s, Destination XL, Fanatics, Foot Locker, Jockey International, Lacoste and Spanx. The comprehensive American Software supply chain and retail planning portfolio includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM), sourcing management, and vendor quality and compliance. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business, as it reflects the Company’s current estimate of revenue to be generated under existing customer contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 264-5298.

American Software® is a registered trademark of American Software, Inc.; Logility® is a registered trademark of Logility, Inc.; Demand Solutions® is a registered trademark of Demand Management, Inc.; and New Generation Computing®, is a registered trademark of New Generation Computing, Inc. Other products mentioned in this document are registered marks, trademarks or service marks of their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2020	2019	Pct Chg.	2020	2019	Pct Chg.
Revenues:
Subscription fees	$5,802	$3,687	57%	$15,752	$10,196	54%
License fees	3,695	1,718	115%	6,519	5,432	20%
Professional services & other	10,308	10,176	1%	31,271	32,240	(3%)
Maintenance	10,795	11,422	(5%)	32,651	34,567	(6%)
Total Revenues	30,600	27,003	13%	86,193	82,435	5%

Cost of Revenues:
Subscription services	1,976	1,389	42%	6,711	3,746	79%
License fees	1,582	1,831	(14%)	3,969	5,305	(25%)
Professional services & other	7,764	7,714	1%	22,712	24,484	(7%)
Maintenance	1,836	2,030	(10%)	5,551	6,442	(14%)
Total Cost of Revenues	13,158	12,964	1%	38,943	39,977	(3%)
Gross Margin	17,442	14,039	24%	47,250	42,458	11%
Operating expenses:
Research and development	4,659	4,884	(5%)	14,087	13,980	1%
Less: capitalized development	(806)	(2,073)	(61%)	(2,697)	(4,162)	(35%)
Sales and marketing	5,519	4,699	17%	16,246	15,183	7%
General and administrative	5,194	4,302	21%	14,890	12,903	15%
Provision for doubtful accounts	-	-	-	33	-	nm
Amortization of acquisition-related intangibles	57	97	(41%)	232	291	(20%)

Total Operating Expenses	14,623	11,909	23%	42,791	38,195	12%
Operating Earnings	2,819	2,130	32%	4,459	4,263	5%
Interest Income & Other, Net	978	527	86%	2,215	1,090	103%
Earnings Before Income Taxes	3,797	2,657	43%	6,674	5,353	25%
Income Tax Expense	511	356	44%	477	424	13%
Net Earnings	$3,286	$2,301	43%	$6,197	$4,929	26%
Earnings per common share: (1)
Basic	$0.10	$0.07	43%	$0.20	$0.16	25%
Diluted	$0.10	$0.07	43%	$0.19	$0.16	19%

Weighted average number of common shares outstanding:
Basic	31,955	31,010		31,611	30,887
Diluted	32,668	31,183		32,260	31,351

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2020	2019	Pct Chg.	2020	2019	Pct Chg.
NON-GAAP Operating Earnings:
Operating Income (GAAP Basis)	$2,819	$2,130	32%	$4,459	$4,263	5%
Amortization of acquisition-related intangibles	315	597	(47%)	1,289	1,791	(28%)
Stock-based compensation	564	466	21%	1,509	1,308	15%
NON-GAAP Operating Earnings:	3,698	3,193	16%	7,257	7,362	(1%)

Non-GAAP Operating Earnings, as a % of revenue	12%	12%		8%	9%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2020	2019	Pct Chg.	2020	2019	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$3,286	$2,301	43%	$6,197	$4,929	26%
Income Tax Expense	511	356	44%	477	424	13%
Interest Income & Other, Net	(978)	(527)	86%	(2,215)	(1,090)	103%
Amortization of intangibles	1,723	1,792	(4%)	5,834	5,184	13%
Depreciation	159	168	(5%)	476	487	(2%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	4,701	4,090	15%	10,769	9,934	8%

Stock-based compensation	564	466	21%	1,509	1,308	15%
Adjusted EBITDA	$5,265	$4,556	16%	$12,278	$11,242	9%

EBITDA, as a percentage of revenues	15%	15%		12%	12%

Adjusted EBITDA, as a percentage of revenues	17%	17%		14%	14%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2020	2019	Pct Chg.	2020	2019	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$3,286	$2,301	43%	$6,197	$4,929	26%
Amortization of acquisition-related intangibles (2)	273	519	(47%)	1,119	1,649	(32%)
Stock-based compensation (2)	488	405	20%	1,309	1,204	9%
Adjusted Net Earnings	$4,047	$3,225	25%	$8,625	$7,782	11%

Adjusted non-GAAP diluted earnings per share	$0.12	$0.10	20%	$0.27	$0.25	8%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2020	2019	Pct Chg.	2020	2019	Pct Chg.
NON-GAAP Earnings Per Share
Net Earnings (GAAP Basis)	$0.10	$0.07	43%	$0.19	$0.16	19%
Amortization of acquisition-related intangibles (2)	0.01	0.02	(50%)	0.04	0.05	(20%)
Stock-based compensation (2)	0.01	0.01	0%	0.04	0.04	0%
Adjusted Net Earnings	0.12	$0.10	20%	0.27	$0.25	8%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2020	2019	Pct Chg.	2020	2019	Pct Chg.
Amortization of acquisition-related intangibles
Cost of license	$258	$500	(48%)	$1,057	$1,500	(30%)
Operating expenses	57	97	(41%)	232	291	(20%)
Total amortization of acquisition-related intangibles	$315	$597	(47%)	$1,289	$1,791	(28%)

Stock-based compensation
Cost of revenues	$43	$35	23%	$94	$96	(2%)
Research and development	44	35	26%	117	98	19%
Sales and marketing	102	71	44%	260	189	38%
General and administrative	375	325	15%	1,038	925	12%
Total stock-based compensation	$564	$466	21%	$1,509	$1,308	15%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.10 and $0.20 for the three and nine months ended January 31, 2020, respectively. Diluted per share for Class B shares under the two-class method are $0.07 and $0.16 for the three and nine months ended Janaury 31, 2019, respectively.

(2) - Tax affected using the effective tax rate excluding a discrete item related to excess tax benefit for stock options for the three and nine month periods ended January 31, 2020 and 2019.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	January 31,	April 30,
	2020	2019

Cash and Cash Equivalents	$68,809	$61,288
Short-term Investments	27,478	24,710
Accounts Receivable:
Billed	21,202	18,819
Unbilled	2,436	1,475
Total Accounts Receivable, net	23,638	20,294
Prepaids & Other	6,576	6,210
Current Assets	126,501	112,502

Investments - Non-current	-	2,484

PP&E, net	3,447	3,585
Capitalized Software, net	9,215	11,063
Goodwill	25,888	25,888
Other Intangibles, net	1,444	2,732
Deferred Sales Commissions - Non-current	2,231	1,546
Lease Right of Use Assets	2,228	-
Other Non-current Assets	1,738	1,510
Total Assets	$172,692	$161,310

Accounts Payable	$1,772	$2,448
Accrued Compensation and Related costs	6,006	2,561
Dividend Payable	3,522	3,434
Operating Lease Obligation - Current	770	-
Other Current Liabilities	1,520	1,375
Deferred Revenues - Current	34,419	33,283
Current Liabilities	48,009	43,101

Operating Lease Obligation - Non-current	1,596	-
Deferred Tax Liability - Non-current	3,322	3,514
Other Long-term Liabilities	93	88
Long-term Liabilities	5,011	3,602

Total Liabilities	53,020	46,703

Shareholders' Equity	119,672	114,607

Total Liabilities & Shareholders' Equity	$172,692	$161,310

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Nine Months Ended
	January 31,
	2020	2019

Net cash provided by operating activities	$13,112	$13,608

Capitalized computer software development costs	(2,697)	(4,162)
Purchases of property and equipment, net of disposals	(339)	(1,014)

Net cash used in investing activities	(3,036)	(5,176)

Dividends paid	(10,392)	(10,172)
Proceeds from exercise of stock options	7,837	4,004

Net cash used in financing activities	(2,555)	(6,168)

Net change in cash and cash equivalents	7,521	2,264
Cash and cash equivalents at beginning of period	61,288	52,794

Cash and cash equivalents at end of period	$68,809	$55,058

Contacts

Financial Information Press Contact:
Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477